Exhibit 4.1

EXECUTION COPY

REASSIGNMENT

(As required by Section 2.7 of the Agreement)

Reassignment No. 5 (“Reassignment”) dated as of September 30, 2015, by and between CDF FUNDING, INC., a Delaware corporation, as seller (the “Seller”), and GE DEALER FLOORPLAN MASTER NOTE TRUST, as buyer (the “Buyer”), pursuant to the Agreement referred to below.

WITNESSETH:

WHEREAS Seller and Buyer are parties to the Amended and Restated Receivables Purchase and Contribution Agreement, dated as of July 11, 2014 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Agreement”);

WHEREAS pursuant to the Agreement, the parties hereto desire to remove certain Accounts from the Account Schedule and the parties hereto desire that Buyer reconvey to Seller the Transferred Receivables of such Removed Accounts, whether now existing or hereafter created;

NOW, THEREFORE, Seller and Buyer hereby agree as follows:

1. Defined Terms. All terms defined in the Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

“Removal Cut-Off Date” means, with respect to the Removed Accounts designated hereby, September 1, 2015.

“Removal Date” means, with respect to the Removed Accounts designated hereby, September 30, 2015.

“Removed Accounts” means the Accounts listed on Schedule 1 to this Reassignment.

2. Designation of Removed Accounts. Schedule 1 to this Reassignment lists the Removed Accounts covered by this Reassignment.

3. Conveyance of Transferred Receivables. (a) Buyer does hereby transfer, assign, set over and otherwise convey to Seller, without representation, warranty or recourse, effective as of the Removal Cut-Off Date, all right, title and interest of Buyer in, to and under (i) the Transferred Receivables existing at the close of business on the Removal Cut-Off Date, and thereafter created from time to time, in the Removed Accounts designated hereby, (ii) the Collateral Security, Collections and Recoveries with respect thereto, together with all monies due or to become due and all amounts received or receivable with respect thereto and (iii) all Insurance Proceeds related thereto and all proceeds of the foregoing.

(b) In connection with such transfer, Buyer agrees to execute and deliver to Seller on or prior to the date this Reassignment is delivered, applicable termination statements prepared by Seller with respect to the Transferred Receivables existing at the close of business on the

Second Tier Reassignment

Removal Cut-Off Date, and thereafter created from time to time, in the Removed Accounts reassigned hereby and the proceeds thereof evidencing the release by Buyer of its interest in such Transferred Receivables, and meeting the requirements of applicable state law, in such manner and such jurisdictions as are necessary to terminate such interest.

4. Consent. The Buyer hereby consents to this Reassignment in accordance with Section 2.7 of the Agreement.

5. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as of the Removal Date:

(a) Legal Valid and Binding Obligation. This Reassignment constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity); and

(b) List of Removed Accounts. Schedule 1 attached hereto is an accurate and complete listing in all material respects of the Removed Accounts being removed pursuant to this Reassignment.

6. Amendment of the Agreement. The Agreement is hereby amended to provide that all references therein to “this Agreement” and “herein” shall be deemed from and after the Removal Date to be a dual reference to the Agreement as supplemented by this Reassignment. Except as expressly amended hereby, all of the representations, warranties, terms and covenants and conditions of the Agreement shall remain unamended and shall continue to be and shall remain in full force and effect in accordance with its terms.

7. Counterparts. This Reassignment may be executed in two or more counterparts, and by different parties on separate counterparts), each of which shall be an original, but all of which shall constitute one and the same instrument.

8. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS REASSIGNMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO

2	Second Tier Reassignment

HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS REASSIGNMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS REASSIGNMENT; PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT ITS ADDRESS DETERMINED IN ACCORDANCE WITH SECTION 7.1 OF THE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS REASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the undersigned have caused this Reassignment to be duly executed and delivered on the day and year first above written.

CDF FUNDING, INC., as Seller

By:        /s/ John E. Peak

Name:   John E. Peak
Title:     Vice President

S-1	Second Tier Reassignment

GE DEALER FLOORPLAN MASTER NOTE TRUST, as Buyer

By:	BNY Mellon Trust of Delaware, not in its individual capacity, but solely as Trustee on behalf of Buyer

By:	/s/ JoAnn C. DiOssi
Name:	JoAnn C. DiOssi
Title:	Vice President

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Schedule 1
to Reassignment

REMOVED ACCOUNTS

[On file with the Master Servicer]

Schedule 1-1	Second Tier Reassignment